UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 27, 2011

PORTAGE RESOURCES INC.
Exact name of registrant as specified in its charter

Nevada	000-53614	75-3244927
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Av. Benavides 441, Apto 101B, Miraflores, Lima 18, Peru
(Address of principal executive offices)	(Zip Code)

(511) 733-5100
Registrant’s telephone number, including area code

n/a
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 8

OTHER EVENTS

Item 8.01 – Other Events

On July 27, 2011, the Board of Directors unanimously approved a dividend whereby the shareholders or Portage Resources Inc. (the “Company”) will receive a dividend payable as a  ten for one (10:1) forward split of the issued and outstanding shares of Common Stock   of the Company  pursuant to Section 78.215 of the Nevada Revised Statutes.  Pursuant to NRS78.215 and consistent with the Company’s Articles of Incorporation there is no shareholder approval required for this action.  The Record Date of the Forward Split was set as August 8, 2011 and the Effective Date and Payment Date is set as August 10, 2011.  The dividend to be paid to the shareholders of record is payable upon surrender.  Therefore, in order to receive the dividend shares the shareholders of record must surrender their existing shares to the transfer agent and will receive 10 new shares of the Company for each 1 share surrendered.

The effective date and the payment date is subject to FINRA approval and the Company will announce the payment date when such approval is received.

Further, as part of this approved action of the Board of Directors, the Company’s Executive Officer, Mr. Paul Luna Belfiore agreed to return a total of 230,000,000 restricted shares to treasury for cancellation prior to the record date, which would leave a total of 445,200,000 shares issued and outstanding as at the record date.

The dividend shares when issued will increase the Company’s issued and outstanding common shares to 4,452,000,000 common shares, all with par value of $0.001.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PORTAGE RESOURCES INC.

Dated: July 28, 2011	By:	/s/ Paul Belfiore
	Name:	Paul Belfiore
`	Title:	Chief Executive Officer